UNITED STATES

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BIOLASE, INC.

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On October 25, 2021, BIOLASE, Inc. hosted a webcast for investors regarding its upcoming special meeting of stockholders.

A transcript of the webcast can be found below.

*****

TRANSCRIPT OF VIDEO LAUNCHED OCTOBER 25, 2021

[Graphic insert:

BIOLASE Advancing DentistryTM]

Safe Harbor Statement

Statements made in this presentation and during discussions with BIOLASE representatives that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as defined under the Private Securities Litigation Reform Act of 1995, as are any statements its representatives make concerning BIOLASE’s strategic initiatives, anticipated financial performance and product launches. You are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements only represent the Company’s view as of today, October 25, 2021, and the Company expressly disclaims any obligation to update or revise such forward-looking statements except as required by law. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business including, among others, adverse changes in general economic and market conditions, competitive factors, uncertainty of customer acceptance of new product offerings, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual and quarterly reports filed with the Securities and Exchange Commission.

BIOLASE has neither sought nor obtained consent from any third party for the use of any previously published information referenced in this presentation. Any such information should not be viewed as indicating the support of such third party for the views expressed in this presentation.

[Graphic insert:

BIOLASE Advancing Dentistry™]

John R. Beaver, President and Chief Executive Officer:

One of my goals in life is to raise a generation of kids, not afraid of going to the dentist. How great would that be?

Speaker 2:

You’ve got to get the Waterlase. It makes going to work so much easier.

Speaker 3:

Lasers have come such, such a long way.

Page	1

Jennifer Bright, Vice President, Finance:

No anesthesia. No drilling. Less invasive.

Mr. Beaver:

This is the best, most fun team and work that I’ve ever done in my life.

Speaker 5:

The laser that we use is painless, effortless, and quick. You’ll be in and out of here in minutes.

Speaker 6:

I like getting my fillings done with the laser. It feels weird but it feels cool.

Speaker 7:

I don’t have any fear of coming to the dentist because of the laser.

Speaker 8:

It’s a great addition to our practice to have the ability to do same-day services for people.

Ms. Bright:

BIOLASE is truly excited to have the strongest financial balance sheet we’ve had in years.

Mr. Beaver:

For every 1% increase in adoption means about $50 million dollars in revenue for BIOLASE.

Ms. Bright:

Thank you for giving us this opportunity to share some of our strategies and ways we plan to continue growing.

Speaker 3:

If you have a healthy mouth; you’ll have a healthier body.

Mr. Beaver:

Lasers have become the standard of care throughout the body – whether or not it is corrective vision surgery through Lasix, tummy tucks, or orthopedics. The one part of the body that it hasn’t become the standard of care for, though, is in the mouth. They will become the standard of care in dentistry soon. Only about six or 7% of dentists in the U.S. today have an all-tissue laser. Now the good news is about 60% of those have a BIOLASE laser. Remember every 1% increase in adoption means about $50 million of revenue for BIOLASE.

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[Graphic Insert: WE VALUE YOUR TIME]

Ms. Bright:

We value your time. So, we’ve provided a Table of Contents that will help you navigate through this video. So, here’s why we’re here today. In May of this year, we were notified by the NASDAQ that we had slipped below a dollar for the minimum bid price per share. The deadline to remedy this is 180 days from the main notice date. We’re holding a one issue election this November, and that is to reverse stock split BIOLASE common stock.

This is a call to action because we strongly believe that keeping BIOLASE’s common stock listed with NASDAQ is in all stockholders’ best interests.

[Graphic insert:

THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE FOR THE AMENDMENT. APPROVING THE AMENDMENT WILL:

•	HELP ENSURE CONTINUED LISTING OF OUR COMMON STOCK ON THE NASDAQ CAPITAL MARKET

•	ATTRACT INSTITUTIONAL INVESTORS AND PROMOTE GREATER LIQUIDITY FOR OUR STOCKHOLDERS

•	ENABLE US TO OFFER EQUITY COMPENSATION TO EMPLOYEES AND OTHER SERVICE PROVIDERS (AND, THUS, CONSERVE CASH)

•	PROVIDE THAT SHARES OF COMMON STOCK ARE AUTHORIZED AND AVAILABLE FOR FUTURE USES]

Thank you for all the questions submitted. They were very helpful to us in evaluating what’s important to our investors. Reverse stock splits won’t affect our market capitalization, which is the number of common shares multiplied by the price per share. Should partial shares result, those will be cashed out. While the reverse stock split will raise the stock price, it also attracts new investors that are typically precluded from buying penny stocks. So, a common concern is that as soon as the reverse stock split is effected, the stock price will be up, but then quickly fall back down again – it gives it room to fall. And that’s not what we’re going after. We’re really trying to attract a new type of investor, somebody that is willing to buy and hold BIOLASE common stock and know the value in the, in the investment.

We’re asking every shareholder to vote for the reverse stock split. The easiest way to cast your vote is to email our proxy solicitor at BIOL@dfking.com.

[Graphic insert: BIOL@DFKING.COM]

Depending on how you hold your shares, D.F. King will help you cast your vote directly or work with you to do so. Now, if you hold your shares through Robinhood, check for an email from proxydocs.com, because they probably sent you voting instructions as well.

Page	3

Thank you for giving us this opportunity to share some of our strategies and ways we plan to continue growing.

[Graphic insert: WE CARE]

Mr. Beaver:

One of my goals in life is to raise a generation of kids not afraid of going to the dentist. How great would that be? We’ve been involved with Team Smiles, which gives dental care and education to underserved, underprivileged kids across the United States.

I remember one event that we had in Dallas with the Dallas Mavericks. We had seven of our lasers there and seven dentists that knew how to use our laser. Unfortunately, there was one operatory that still had traditional dentistry. And one of the former Dallas Mavericks players, Shawn Marion, was walking around with me that day. And we were, um, we were walking around showing all the kids, seeing all the kids, and they were having fun having dental procedures performed on them. And he couldn’t believe it. He said, “Why wasn’t this around when I was a kid?”

And then all-of-a-sudden, we heard some crying. I would say screaming. He said, “What is that? I said, “Well, that kid’s not having a laser performed on them.” So we went over there, and it was traditional dentistry. Certainly, the kid wasn’t being hurt, but the fear of dentistry was making him cry. Shawn looked at me and said, “How come we didn’t get that eighth laser here?”

Many times, I get asked, “What’s the most important thing at BIOLASE?” And right now, I will tell you that it’s revenue. But when people talk about revenue, they just think about the money part about it, and selling more stuff. But that’s not all revenue is. How you get more revenue is taking great care of the patient and the customer. As a parent myself, and a grandfather, I can tell you how much better it is to take your kids to a dentist that uses a laser.

One example is in Poplar Bluff, Missouri, where Dr. Blaich encountered a patient that had autism, and she had 13 cavities in her teeth. The drill, the vibration, the sound, the needles—all give them an extreme amount of anxiety. So, what this doctor did is incorporate lasers into her treatment. And as opposed to her having to drive back an hour, each way, over months and months, he was able to fill all those cavities on one visit. Her mother after the treatment was ecstatic. Not only did it save her time and money, but all the dental drama had gone away. This will become the standard of care in dentistry.

Page	4

[Graphic insert: GROWTH STRATEGIES]

Mr. Beaver:

Technology adoption follows a basic similar curve. Whether or not it’s an iPhone or dental lasers, it takes a while for new technology to get adopted. The first part of the curve are the Innovators.

[Graphic insert:

]

Those are the ones on your street that will try anything. They love tinkering with things.

To get to the next part of the curve—they’re the Early Adopters. You really need to show them that it’s safe to go into the water. You need to provide education, clinical support. That’s typically the next five to 15% of the market.

[Graphic insert:

]

And that’s where BIOLASE is today in this technology. We have about 7% of dentists in the U.S. that use an all-tissue laser. That’s about halfway through the early adoption curve. It’s not until you get to this point that growth really starts growing exponentially.

Many investors ask me why it’s taken so long for lasers to become the standard of care of dentistry. I look back at the adoption curve of Lasik. Before lasers, doctors actually cut on your eye with a scalpel. Now that Lasik is the standard of care, they use lasers. Much more precise. And much less invasive. Today, think about it. Would you ever go seek out a doctor still using a scalpel for corrective vision surgery? I don’t think so.

We all like saying Lasik was an overnight success, but it took 25 years for it to be an overnight success. I see the same path for dental lasers, and we are right on the cusp of that adoption.

Page	5

So, when you look at the market penetration for lasers in dentistry, it is only about 7% for all-tissue lasers in the U.S. What a great opportunity it is for BIOLASE, which has about 60% of that market, to grow this market.

Ms. Bright:

At BIOLASE, we are focused on two things—increasing revenue and increasing profitability. To do this, we need to increase the adoption rate of our technology. And we have three strategies in place and implemented today.

One pillar of success is to increase adoption with specialists. BIOLASE has a strong pool of Key Opinion Leaders in Perio, Endo, and Pediatrics that have adopted our technology. We have already started academies in each of these specialties, and we have a fourth on the way for Hygiene.

Our second pillar is to increase adoption with General Dentists. To do that, we have implemented the Waterlase exclusive trial program, also called WETP. And it’s been hugely successful. It’s already increased revenue by over $4 million and is expected to continually increase. And in addition to the revenue increase, it’s helping build a community and training program for these dentists that wouldn’t have otherwise maybe picked up a laser.

The third pillar is to increase adoption with corporate dentistry or DSO’s. The DSO market continues to be a significant focus for us. Our specialty markets division is currently working with five of the largest DSO groups, including hospitals, universities, and government installations. We have already exceeded our goals with the DSO groups in 2021 and are forecasting a 10 to 15% increase in 2022.

Page	6

Mr. Beaver:

We have been investing in clinical studies. In really putting training and education at the forefront of everything we do. Our customers at BIOLASE are the most important thing for us. And I believe these things will lead to further adoption of this technology in the dental market. And remember, just 1% increase in adoption in the U.S. alone will mean $50 million of revenue to BIOLASE.

[Graphic insert: BUILDING COMMUNITIES]

Mr. Beaver:

We are building user communities here at BIOLASE. There is nothing that a dentist likes better than to learn in a group like they did at dental school. We’ve started the Waterlase Endo Academy, the Waterlase Perio Academy, the Waterlase Pediatric Dental Academy. All places where these users of our technology can learn and get better at their craft.

Page	7

[Graphic insert: ATTRACTING INVESTORS]

Ms. Bright:

So, when you ask why you should invest in BIOLASE, it’s because we’re adding value to the customers and to the patients. A quote that is really special to me is by Maya Angelou. “People won’t remember what you did. They won’t remember what you said. But they’ll remember how you made them feel.” And this is a core value at BIOLASE, and how we interact with our customers, and how customers interact with the patients, and really where we think our strength lies when it comes to that core value. So we’d love to attract investors that believe in those core values and that know our strategy of success. And the momentum we have today will continue into the future.

Mr. Beaver:

How do we take care of our investors? We take care of our customers. That will lead to better adoption, higher revenue, and larger profitability. I’m so excited about some of the programs we’ve been put in place in the last year or two—really leading with education and that customer-centric motivation. We believe that every customer should be given a white glove experience. And that’s one that I believe that we’re giving to our customers today. Also, we are in the best financial position that the company’s ever been in. We have more than sufficient liquidity to get us to success, which we believe is positive EBITDA and increase[d] revenue.

The Laser

Mr. Beaver:

One of the advantages we have at BIOLASE is we have some of the world’s leading laser pioneers on our staff. I think at last count, I added up over 200 years of laser experience at BIOLASE. So when I say that we have the best laser on the market, it is backed up by a lot of experience and a lot of work that they’ve done in this area over the last 20 plus years. BIOLASE is a leader in dental lasers. We have over 300 patents and patents pending, not to mention countless research projects, research papers, and clinical studies.

We’re not focusing on a third or fourth or fifth generation laser. We have the best laser on the market. We produce two different types of lasers, one an all-tissue laser, which we call our WaterLase. And the other soft-tissue laser, which is our diode laser or Epic brand. So, what’s the difference in the two? An all-tissue laser cuts both soft and hard tissue, while a soft-tissue laser, as the name says, cuts only soft tissue. It can also do other things—like teeth whitening and low-level laser pain therapy. The great thing about our WaterLase is I believe it’s the Goldilocks of wavelengths. It’s an Erbium: Chromium YSGG 2,780 nm wavelength. It is perfect for many indications. In fact, it has over 80 FDA-cleared indications for use.

Page	8

[Graphic insert: THE COMPETITION]

Mr. Beaver:

What we’re focusing on is what can a dentist use to make more money in their practice? Things like sleep apnea, bad breath, different functionality, or different indications of the laser, we will continue to work on to give dentists just another tool in their tool belt to serve their customer.

When I think about competition in our industry, I don’t necessarily think about other laser companies. We are the leader in this space. What I think about is share of wallet. What are we competing with from a dentist standpoint and what they want to purchase this year? Be it a 3-D printer, an inter-oral scanner, or a laser? Well, we can show that dentist is your best investment is with a laser because not only will your patients love you, but also, you can make more money.

[Graphic insert: WHAT SETS US APART]

Mr. Beaver:

A couple years ago, BIOLASE added its first dentist to its Board of Directors. What a concept, maybe a dentist would actually have something to say about improving our company. And I’m very happy to say that over the last two months, we’ve added three new dentists to our Board of Directors, combined for over a hundred years of experience in the industry. And they’ve had various prestigious previous jobs in terms of president of the ADA, the American Dental Association, the California Dental Association, Chairman of the Medical and Dental Association and faculty at a number of universities. Their experience and vision will lead us into the next chapter of BIOLASE.

What sets us apart are people. I will tell you that this is the best team I’ve ever worked with in my entire career. And they care so much about giving the customer a great experience. That is first and foremost on every employee’s mind.

Every employee believes in our mission to make lasers the standard of care in dentistry. When I started with the company, one of the things that I noticed was employee engagement was probably not as high as it should have been. So, we brainstormed a little bit, and we got all of our employees to, as they’re driving to work each day, to look at dental offices. Many of them, they’re not our customers. And what I asked them, if they wanted to, as a volunteer effort, was to stop by the dental office. Bring them some doughnuts. Bring a brochure and also get their information. And when they came back to the office, enter it into our system. And if we ultimately sold the laser, then they got a little stipend. I didn’t know what to expect when we started this program. Maybe 50, 60. Because we’re talking about engineers, accountants, non-salespeople going out in front of the customers. I’m happy to report that we had over 2,100 dental visits by our employees during this time.

[Graphic insert: COVID IMPACT]

Ms. Bright:

Have we experienced supply chain issues due to the pandemic? Sure. Everybody’s stuck in the harbor. We’re not alone in that. We have delays. We have shortages as well. But what we’re doing to offset that is buying in advance, building a stock, and building our equipment so we can meet the demand in the future.

A common question is how did COVID-19 impact operations? BIOLASE had to make some very difficult decisions, which resulted in employees being furloughed and some pay reductions. But in looking at the company differently, we also looked at opportunities to raise money and enter into some financing and equity transactions that allowed the company to actually be stronger from a balance sheet perspective. The improved balance sheet allowed us to bring furloughed employees back in July of 2020. In April of 2021, [we] repaid the employees that had taken pay reductions.

Page	9

One of the amazing things that I’ve seen over this past year is that we have had the opportunity to really achieve growth and improve our top line revenue—quarter over quarter, consistently and consecutively.

We’re really excited as to what that means for the future, because this is a year that’s expected to still be challenging for a lot of companies and a lot of businesses. And we’re achieving growth that exceeds our pre-COVID revenue levels.

[Graphic insert: LET’S TALK FINANCIALS]

Ms. Bright:

At BIOLASE, we measure three key metrics,1) revenue growth, 2) new customers, and 3) EBITDA. We are thrilled that BIOLASE has the strongest balance sheet it’s historically ever had. We have over $37 million in cash at the end of the second quarter and $43 million in working capital. BIOLASE’s balance sheet really puts us in the position to grow the business, We may achieve our goal of being EBITDA positive in 2023.

Page	10

[Graphic insert: NOW IS THE TIME]

Ms. Bright:

Thank you for your time. Thank you for your questions. Now’s the time. Cast your vote and watch BIOLASE grow in the future.

Mr. Beaver:

I want to thank everybody today for investing their time and energy into watching us. I’m so excited about the future of BIOLASE, and I hope you are, too.

Page	11

[Graphic insert:

BIOLASE Advancing DentistryTM]

Table of Contents

[Separate document to accompany the video as referenced in We Value Your Time]

Safe Harbor Statement

Statements made in this presentation and during discussions with BIOLASE representatives that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as defined under the Private Securities Litigation Reform Act of 1995, as are any statements its representatives make concerning BIOLASE’s strategic initiatives, anticipated financial performance and product launches. You are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements only represent the Company’s view as of today, October 25, 2021, and the Company expressly disclaims any obligation to update or revise such forward-looking statements except as required by law. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business including, among others, adverse changes in general economic and market conditions, competitive factors, uncertainty of customer acceptance of new product offerings, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual and quarterly reports filed with the Securities and Exchange Commission.

BIOLASE has neither sought nor obtained consent from any third party for the use of any previously published information referenced in this presentation. Any such information should not be viewed as indicating the support of such third party for the views expressed in this presentation.

Topic	Time Stamp
Safe Harbor Statement	0:08
Introduction	0:39
BIOLASE 5-Year Vision	2:47
We Value Your Time	3:21
We Care	5:46
Growth Strategy	8:15
Building Communities	12:12
Attracting Investors	12:41
The Laser	14:19
The Competition	15:56
What Sets Us Apart	16:53
COVID Impact	19:00
Let’s Talk Financials	20:42
Now Is The Time	21:19

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